EXHIBIT 99.1

Vical Reports 2011 Financial Results and Progress in Key Development Programs

SAN DIEGO, Feb. 8, 2012 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the year ended December 31, 2011. Vical had cash and investments of approximately $56 million at year-end 2011. In addition, the company received approximately $49 million of net proceeds from the sale of equity securities during 2012.

Revenues for 2011 were $30.0 million, compared with revenues of $8.7 million for 2010. The increase in revenues was primarily a result of $28.0 million in revenues from Astellas Pharma Inc. in 2011 in connection with an exclusive worldwide license to TransVax™, Vical's therapeutic vaccine designed to control cytomegalovirus (CMV) reactivation in transplant recipients. The net loss for 2011 was $7.3 million, or $0.10 per share, compared with a net loss of $30.4 million, or $0.51 per share, for 2010. The net cash burn for 2011 was approximately $4 million, compared with approximately $29 million for 2010. The company is projecting a net cash burn for 2012, excluding cash received from the sale of equity securities, of between $17 million and $22 million.

Anticipated program highlights for 2012 include:

Allovectin®

In the company's Phase 3 registration trial of Allovectin® in patients with metastatic melanoma, enrollment was completed in February 2010. With a maximum two-year treatment period, the last patients will receive their final treatments in February 2012. Based on the latest available information on overall number of deaths, the company expects to reach the target number of death events for the secondary endpoint (overall survival) in late 2012. Data collection and independent adjudication for the primary endpoint (response rate at 24 weeks or more after randomization) will be conducted in parallel, and top-line data for both endpoints is expected to be released in late 2012. Additional details will be provided in today's conference call.

Herpes Simplex Vaccine

The company is planning to conduct safety/toxicology and biodistribution studies of its Vaxfectin®-formulated vaccine for HSV-2 in 2012 to support initiation of a Phase 1/2 clinical trial as soon as possible.

TransVax™ CMV Vaccine

Astellas is planning to initiate a Phase 3 trial of TransVax™ for hematopoietic stem cell transplant (HSCT) recipients in the first half of 2012 and to initiate a Phase 2 trial of TransVax™ for solid organ transplant (SOT) recipients shortly thereafter.

Development highlights during 2011 and to date in 2012 included:

Allovectin®

  Presentation of encouraging animal model data demonstrating a synergistic (more than additive) improvement in efficacy using a combination of Allovectin® with an anti-CTLA-4 antibody.
  Presentation of results from new statistical analyses of data from three previously completed clinical trials of Allovectin® in patients with metastatic melanoma, showing strong positive correlation that responders lived significantly longer than nonresponders.
  Publication summarizing results from the company's completed trials of Allovectin® including systemic responses and an excellent safety profile in patients with metastatic melanoma.
  Presentation of case study on the company's success in designing and conducting its ongoing Phase 3 melanoma trial through the Special Protocol Assessment process with the U.S. Food and Drug Administration (FDA).
  Completion by an independent Safety Monitoring Board of the fifth scheduled safety analysis in the company's pivotal Phase 3 trial of the company's Allovectin® immunotherapy in patients with metastatic melanoma, and the recommendation that the trial continue with no further safety reviews until trial completion.

TransVax™ CMV Vaccine

  Exclusive worldwide license with Astellas Pharma Inc. to develop and commercialize TransVax™ for HSCT recipients and SOT recipients, following achievement of key efficacy, immunogenicity and safety results in a completed Phase 2 HSCT proof-of-concept trial.
  Publication of an article in The Lancet Infectious Diseases detailing results from the company's completed Phase 2 TransVax™ HSCT trial.
  Issuance of European Patent EP1587816 covering DNA vaccines containing codon-optimized versions of genes encoding CMV glycoprotein B (gB) and phosphoprotein 65 (pp65) antigens, formulated with the CRL-1005 poloxamer.

CyMVectin™ CMV Vaccine

  Participation, primarily in connection with the company's CyMVectin™ prophylactic CMV vaccine, in a two-day public workshop on CMV vaccine development and evaluation sponsored by the U.S. Department of Health and Human Services. CyMVectin™ is designed to elicit protective immunity in young women before they become pregnant, thereby protecting the fetus from CMV transmission during pregnancy.
  Issuance of U.S. Patent No. 7,888,112 covering DNA vaccines for CMV containing codon-optimized versions of genes encoding CMV gB and pp65 antigens, formulated with Vical's Vaxfectin® adjuvant.

Herpes Simplex Vaccines

  Complete protection in guinea pigs against both primary and recurrent herpes simplex virus type 2 (HSV-2) disease with the company's Vaxfectin®-formulated vaccines, which also significantly reduced genital lesion recurrence and viral shedding as well as latent infection in the central nervous system.
  Issuance of U.S. Patent Nos. 7,935,352 and 7,879,339, assigned to Vical and the University of Washington, covering DNA vaccines for HSV-2.

Conference Call

Vical will conduct a conference call and webcast today, February 8, at noon Eastern Time, to discuss with invited analysts and institutional investors the company's financial results and program updates. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (913) 312-1500 (preferred), or (888) 710-4016 (toll-free), and reference confirmation code 5101204. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (719) 457-0820 (preferred) or (888) 203-1112 (toll-free) and enter replay passcode 5101204. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at ir@vical.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

The Vical Incorporated logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5768

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net loss and net cash burn guidance, as well as statements about Vical's Allovectin®, TransVax™, CyMVectin™ and HSV-2 vaccine programs, and other independent and collaborative programs, as well as anticipated developments in independent and collaborative programs, and statements about the scope of coverage of and potential applications for Vical's patents. Risks and uncertainties include whether Vical or others will continue development of Allovectin®, TransVax™, CyMVectin™, prophylactic and therapeutic vaccines against HSV-2, or any other independent or collaborative programs; whether Vical will release top-line data from the company's Phase 3 trial of Allovectin® in late 2012, if at all; whether the trial will achieve all, if any, of the defined endpoints; whether results of the trial will show responders lived significantly longer than non-responders, if at all; whether Vical will conduct successful safety/toxicology and biodistribution studies of its HSV-2 vaccine in 2012, if at all, and initiate a Phase 1/2 clinical trial within the projected time frame; whether Astellas will initiate a Phase 3 trial of TransVax™ for HSCT patients in the first half of 2012 and/or a Phase 2 trial of TransVax™ for SOT recipients shortly thereafter, if at all; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether Vical will enter into any new partnerships or expand any existing partnerships and receive all, if any, projected cash payments; risks associated with the scope of coverage and applications of Vical's patents; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

Statements of Operations	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(in thousands, except per share amounts)	2011	2010	2011	2010
Revenues:
Contract and grant revenue	$ 1,616	$ 2,711	$ 4,223	$ 6,249
License and royalty revenue	316	205	25,795	2,462
Total revenues	1,932	2,916	30,018	8,711
Operating expenses:
Research and development	3,971	4,969	17,975	19,692
Manufacturing and production	2,570	2,893	10,267	11,436
General and administrative	2,437	2,325	9,598	8,798
Total operating expenses	8,978	10,187	37,840	39,926
Loss from operations	(7,046)	(7,271)	(7,822)	(31,215)
Net investment and other income	432	511	539	830
Net loss	$ (6,614)	$ (6,760)	$ (7,283)	$ (30,385)
Basic and diluted net loss per share	$ (0.09)	$ (0.09)	$ (0.10)	$ (0.51)
Shares used to calculate basic and diluted net loss per share	72,126	71,716	72,031	60,084

Balance Sheets			December 31,	December 31,
(in thousands)			2011	2010
Assets:
Cash, cash equivalents, and marketable securities, including restricted			$ 50,427	$ 55,268
Other current assets			3,130	940
Total current assets			53,557	56,208
Long-term investments			5,928	5,434
Property and equipment, net			6,226	7,560
Other assets			3,062	3,705
Total assets			$ 68,773	$ 72,907

Liabilities and stockholders' equity:
Current liabilities			$ 6,461	$ 6,334
Long-term liabilities			1,964	2,211
Stockholders' equity			60,348	64,362
Total liabilities and stockholders' equity			$ 68,773	$ 72,907

CONTACT: Alan R. Engbring
         Executive Director, Investor Relations
         Jill M. Broadfoot
         Senior Vice President and Chief Financial Officer
         (858) 646-1127
         Website:  www.vical.com